Exhibit 99.2

Silver Spring Networks Disclosure Pursuant to NYSE Rule 303A.08

Redwood City, CA – September 2, 2015 – Silver Spring Networks, Inc. (NYSE: SSNI) today disclosed that, in connection with the appointment of Mr. Michael Bell as its new CEO and President, Silver Spring expects that the Compensation Committee of the Board of Directors will grant Mr. Bell inducement awards consisting of stock options to purchase 250,000 shares of Silver Spring’s common stock with an exercise price equal to the closing price of Silver Spring’s common stock on the New York Stock Exchange on the date of grant, 125,000 restricted stock units, and 125,000 performance stock units. Mr. Bell’s stock options will vest over four years with one quarter of the shares vesting on September 2, 2016 and the remainder vesting monthly thereafter. Mr. Bell’s restricted stock units will vest over four years with one quarter of the shares vesting on the first anniversary of the grant date and the remainder vesting quarterly thereafter. Mr. Bell’s performance stock units will be subject to vesting upon the achievement of certain average closing prices of Silver Spring’s stock over a period of three years from the date of grant, as well as time-based vesting over the three years. Vesting of Mr. Bell’s equity awards will be subject to Mr. Bell’s continued service with Silver Spring. The Board of Directors, including a majority of the independent directors, has authorized the Compensation Committee to grant these equity awards as an inducement material to Mr. Bell’s employment in accordance with NYSE Rule 303A.08.

About Silver Spring Networks

Silver Spring Networks is a leading networking platform and solutions provider for smart energy networks. Silver Spring’s pioneering IPv6 networking platform, with over 21.5 million Silver Spring enabled devices delivered, is connecting utilities to homes and business throughout the world with the goal of achieving greater energy efficiency for the planet. Silver Spring’s innovative solutions enable utilities to gain operational efficiencies, improve grid reliability, and empower consumers to monitor and manage energy consumption. Silver Spring Networks’ customers include major utilities around the globe such as Baltimore Gas & Electric, CitiPower & Powercor, Commonwealth Edison, CPS Energy, Florida Power & Light, Jemena Electricity Networks Limited, Pacific Gas & Electric, Pepco Holdings, Progress Energy and Singapore Power, among others. To learn more, please visit www.silverspringnet.com.

For additional information, please contact:

Mark McKechnie

Investor Relations

650-839-4664

mmckechnie@silverspringnet.com

Noel Hartzell

Global Communications

Silver Spring Networks

650-839-4184

nhartzell@silverspringnet.com

# # # #

Forward-Looking Statements

This press release contains forward-looking statements about Silver Spring Networks’ expectations, plans, intentions, and strategies, including, but not limited to statements regarding equity awards Silver Spring expects to grant to Mr. Bell. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “future” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in Silver Spring Networks’ documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Silver Spring Networks as of the date hereof. Silver Spring Networks assumes no obligation to update these forward-looking statements.